Exhibit 99.1

Cott Reports First Quarter 2017 Results

(Unless stated otherwise, all first quarter 2017 comparisons are relative to the first quarter of 2016; all information is in U.S. dollars.)

TORONTO and TAMPA, FL, May 4, 2017 /CNW/ - Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the first quarter ended April 1, 2017.

FIRST QUARTER 2017 HIGHLIGHTS

•	Cott revenue increased 28% to $896 million compared to $698 million.
•	Gross profit increased 45% to $311 million compared to $214 million and gross margin as a percentage of revenue increased to 34.6% compared to 30.6%.
•	Net cash used in operating activities of $5 million less $41 million of capital expenditures resulted in reported free cash flow usage of ($46) million and adjusted free cash flow usage of ($40) million (adjusted for acquisition, integration, and other cash costs) compared to adjusted free cash flow usage of ($47) million in the prior year representing a $7 million or 15% improvement.
•	Issued $750 million of Senior Notes at a rate of 5.5% and an 8 year maturity with the proceeds to be utilized to redeem all $625 million of our 6.75% Senior Notes and $100 million of our 10% Senior Notes.
•	Cott continues to target full year 2017 cash flow provided by operations of approximately $330 to $340 million and capital expenditures in the range of $165 to $175 million, resulting in adjusted free cash flow of $155 to $175 million (when excluding acquisition, integration, and other cash costs).
•	Cott continues to target full year 2017 revenues of over $3.7 billion.

"I am pleased with our results for the first quarter of 2017 as our water and coffee solutions segment performed well with good growth and performance at DS Services and S&D Coffee and Tea especially.  As expected, adverse foreign exchange rates, principally related to the devaluation of the British pound in relation to the U.S. dollar and the Euro, impacted the cost of goods for our Cott U.K. reporting segment during the quarter. We expect this headwind will be remediated by the second half of the year as all necessary pricing has been agreed upon with customers," commented Jerry Fowden, Cott's Chief Executive Officer.  "Our first quarter results and improved cash flow performance puts us well on track to achieve our expectation of $155 to $175 million of adjusted free cash flow in 2017," continued Mr. Fowden.

FIRST QUARTER 2017 GLOBAL PERFORMANCE

•	Revenue was $896 million despite $13 million of foreign exchange headwinds. Our reported revenue increased 28% (30% on a foreign exchange neutral basis). Revenue drivers in the quarter are tabulated below:

Revenue Bridge
2016 Q1 Revenue	$698.4
S&D	143.3
Eden	89.0
DSS	5.4
All Other	(1.7)
Cott U.K.	(12.0)
Cott North America	(12.6)
Foreign exchange impact	(13.4)
2017 Q1 Revenue	$896.4

•	Gross profit increased 45% to $311 million, driven primarily by the addition of Eden Springs ("Eden") and S&D Coffee and Tea ("S&D") and improvement in DS Services operations, offset in part by the negative impact of foreign exchange rates and lower volumes in our Cott U.K. reporting segment. Gross margin as a percentage of revenue increased to 34.6% compared to 30.6%.
•	Interest expense was $36 million after the issuance of $750 million of Senior Notes at a rate of 5.5% and an 8 year maturity with the proceeds to be utilized to redeem all $625 million of our 6.75% Senior Notes and $100 million of our 10% Senior Notes.
•	Income tax expense was $1 million compared to income tax benefit of $10 million as we now place valuation allowances against North American net operating losses. Cash taxes during the period were minimal, with $1 million of cash taxes during the period versus $4 million of cash taxes paid in the comparable prior year period.
•	Reported net loss and net loss per diluted share were $36 million and $0.26, respectively, compared to reported net loss and net loss per diluted share of $3 million and $0.02, respectively. Adjusted net loss and adjusted net loss per diluted share (including adjustments for acquisition, integration, debt redemption and other costs) were $19 million and $0.13, respectively, compared to adjusted net loss and adjusted net loss per diluted share of $2 million and $0.02, respectively.
•	Reported EBITDA was $67 million compared to $69 million in the prior year. Adjusted EBITDA increased 21% to $88 million (adjusted for $21 million of acquisition, integration, debt redemption, other costs and share-based compensation expense in the current quarter; see Exhibit 6) due primarily to the improved contributions from our Water and Coffee Solutions segment, offset in part by $5 million of adverse foreign exchange headwinds and lower volume in our Cott U.K. reporting segment.
•	Net cash used in operating activities of $5 million, less $41 million of capital expenditures resulted in free cash flow usage of ($46) million or ($40) million of adjusted free cash flow usage (adjusted for acquisition, integration, and other cash costs) compared to adjusted free cash flow usage of ($47) million in the prior year representing a $7 million or 15% improvement.

FIRST QUARTER 2017 REPORTING SEGMENT PERFORMANCE

Water and Coffee Solutions

•	Revenue increased 93% to $496 million driven primarily by the additions of S&D and Eden alongside the other items tabulated below. Gross profit increased 70% to $262 million from $154 million due primarily to the additions of Eden and S&D as well as operational improvements in DS Services.

Water & Coffee Solutions
Revenue Bridge
2016 Q1 Revenue	$257.3
S&D	143.3
Eden	89.0
DS Services
Price/Mix	6.9
Returnable volume	2.5
Foreign exchange impact	0.5
Other	(0.3)
OCS/HOD PET/Retail	(3.7)
2017 Q1 Revenue	$495.5

•	DS Services had net new customer additions of approximately 2% during the period. In line with expectations, DS Services revenue increased over 2% to $263 million. DS Services operating income was up 37% as it began to implement its operational improvement plan.
•	In line with our acquisition models, Eden and S&D contributed $89 million and $143 million of revenue, respectively. Integration at Eden is tracking ahead of plan while S&D's new customer onboarding was completed during the quarter with 9% growth in coffee volume (pounds).

Traditional Business

•	Cott North America reporting segment volume was flat in actual cases due primarily to 5% growth in value added and sparkling water products and 9% growth in contract manufacturing which offset general market and private label declines in carbonated soft drinks and shelf stable juices.
•	Revenue was lower by 4% at $301 million due primarily to ongoing product mix shifts within the business.

Cott North America Revenue Bridge
2016 Q1 Revenue	$313.3
Volume	1.1
Foreign exchange impact	0.9
Price/Mix	(14.2)
2017 Q1 Revenue	$301.1

•	Gross profit was $33 million or 11.2% of revenue compared to $35 million or 11.4% of revenue due primarily to the phasing of our new 7.5 million annual case hotfill contract manufacturing agreement with full production scheduled to occur by the end of the second quarter.
•	Cott U.K. reporting segment volume, although in line with expectations, decreased 13% in actual cases due primarily to the previously announced loss of volume from a large retail customer.
•	Revenue decreased 22% (10% on a foreign exchange neutral basis) to $94 million due primarily to the adverse foreign exchange impact of the British pound and the lost customer volume which will be fully lapped by the end of the second quarter of 2017.

Cott U.K. Revenue Bridge
2016 Q1 Revenue	$120.6
Price/Mix	(1.3)
Volume	(10.7)
Foreign exchange impact	(14.4)
2017 Q1 Revenue	$94.2

•	Gross profit as a percentage of revenue was lower at 11.8% due primarily to the adverse foreign exchange impact on commodity costs and lower volumes. We have agreed pricing changes with our customers to offset the commodity cost increases caused by the weakness of the British pound that should remediate this adverse foreign exchange impact by the second half of the year.

2017 FULL YEAR FOREIGN EXCHANGE, REVENUE, AND FREE CASH FLOW OUTLOOK

Based on current exchange rates and the 2017 published forecasts of various major financial institutions, we continue to expect the adverse impact of foreign exchange rates on full year 2017 EBITDA to be $12 to $18 million.

Cott continues to target full year 2017 consolidated revenue of over $3.7 billion, full year 2017 cash flow provided by operations of approximately $330 to $340 million and capital expenditures in the range of $165 to $175 million, resulting in adjusted free cash flow of $155 to $175 million (when excluding acquisition, integration, and other cash costs).

FIRST QUARTER 2017 RESULTS CONFERENCE CALL

Cott Corporation will host a conference call today, May 4, 2017, at 10:00 a.m. ET, to discuss first quarter results, which can be accessed as follows:

North America: (888) 231-8191
International: (647) 427-7450
Conference ID: 7166215

A live audio webcast will be available through Cott's website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

ABOUT COTT CORPORATION

Cott is a diversified beverage company with a leading volume-based national presence in the North America and European home and office bottled water delivery industry, a leader in custom coffee roasting and blending of iced tea for the U.S. foodservice industry, and one of the world's largest producers of beverages on behalf of retailers, brand owners, and distributors.  Our platform reaches over 2.3 million customers or delivery points across North America and Europe supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors.  This enables us to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Non-GAAP Measures
To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures.  Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of this factor from Cott's results of operations. Cott utilizes adjusted net income (loss), adjusted income (loss) per diluted share, and EBITDA and adjusted EBITDA on a global basis to separate the impact of certain items from the underlying business.  Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott's underlying business performance and the performance of its management.  Additionally, Cott supplements its reporting of net cash provided by (used in) operating activities determined in accordance with GAAP by excluding additions to property, plant & equipment to present free cash flow, and by excluding acquisition, integration, and other cash costs to present adjusted free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, and strengthening the balance sheet.  The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott's financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management's expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the execution of our strategic priorities, future financial and operating trends and results (including the impact of foreign exchange on  2017 results, revenue, and adjusted free cash flow) and related matters. The forward-looking statements are based on assumptions regarding management's current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully in the markets in which we operate; changes in consumer tastes and preferences for existing products and our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or a reduction in business in our traditional business with key customers, particularly Walmart; consolidation of retail customers; fluctuations in commodity prices and our ability to pass on increased costs to our customers or hedge against such rising costs, and the impact of those increased prices on our volumes; our ability to manage our operations successfully; our ability to fully realize the potential benefit of acquisitions or other strategic opportunities that we pursue; our ability to realize the revenue and cost synergies of recent acquisitions because of integration difficulties and other challenges; the limited nature of our indemnification rights under the acquisition agreements for our recent acquisitions; the incurrence of substantial indebtedness to finance our recent acquisitions; significant one-time transaction costs in connection with our recent acquisitions; our exposure to intangible asset risk; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; our ability to maintain favorable arrangements and relationships with our suppliers; our substantial indebtedness and our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness; our ability to maintain compliance with the covenants and conditions under our debt agreements; fluctuations in interest rates, which could increase our borrowing costs; credit rating changes; the impact of global financial events on our financial results; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; any disruption to production at our beverage concentrates or other manufacturing facilities; our ability to maintain access to our water sources; our ability to protect our intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to our reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which we operate; the impact of proposed taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; the seasonal nature of our business and the effect of adverse weather conditions;  the impact of national, regional and global events, including those of a political, economic, business and competitive nature; our ability to recruit, retain, and integrate new management; our ability to renew our collective bargaining agreements on satisfactory terms; disruptions in our information systems; our ability to securely maintain our customers' confidential or credit card information, or other private data relating to our employees or our company; our ability to maintain our quarterly dividend; our ability to adequately address the challenges and risks associated with our international operations and address difficulties in complying with laws and regulations including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010; and our ability to use net operating losses to offset future taxable income.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott's Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended
	April 1, 2017	April 2, 2016

Revenue, net	$896.4	$698.4
Cost of sales	585.8	484.4

Gross profit	310.6	214.0

Selling, general and administrative expenses	291.1	197.0
Loss on disposal of property, plant & equipment, net	1.4	0.9
Acquisition and integration expenses	7.3	1.4
Operating income	10.8	14.7

Other expense (income), net	8.4	(2.2)
Interest expense, net	35.7	27.8

Loss before income taxes	(33.3)	(10.9)

Income tax expense (benefit)	1.1	(9.5)

Net loss	$(34.4)	$(1.4)

Less: Net income attributable to non-controlling interests	2.0	1.4

Net loss attributed to Cott Corporation	$(36.4)	$(2.8)

Net loss per common share attributed to Cott Corporation
Basic	$(0.26)	$(0.02)
Diluted	$(0.26)	$(0.02)

Weighted average common shares outstanding (in thousands)
Basic	138.7	113.3
Diluted	138.7	113.3

Dividends declared per common share	$0.06	$0.06

COTT CORPORATION		EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	April 1, 2017	December 31, 2016
ASSETS
Current assets
Cash & cash equivalents	$86.1	$118.1
Restricted cash	444.4	-
Accounts receivable, net of allowance	427.5	403.9
Inventories	329.4	301.4
Prepaid expenses and other current assets	42.7	29.8

Total current assets	1,330.1	853.2

Property, plant & equipment, net	933.2	929.9
Goodwill	1,184.3	1,175.4
Intangible assets, net	930.1	939.7
Deferred tax assets	1.4	0.2
Other long-term assets, net	40.6	41.3

Total assets	$4,419.7	$3,939.7

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$146.8	$207.0
Current maturities of long-term debt	4.9	5.7
Accounts payable and accrued liabilities	618.1	597.4

Total current liabilities	769.8	810.1

Long-term debt	2,532.5	1,988.0
Deferred tax liabilities	157.6	157.8
Other long-term liabilities	111.6	110.0

Total liabilities	3,571.5	3,065.9

Equity
Common shares, no par - 138,902,294 (December 31, 2016 - 138,591,100) shares issued	911.7	909.3
Additional paid-in-capital	55.3	54.2
(Accumulated deficit) retained earnings	(21.9)	22.9
Accumulated other comprehensive loss	(103.3)	(117.9)
Total Cott Corporation equity	841.8	868.5
Non-controlling interests	6.4	5.3

Total equity	848.2	873.8

Total liabilities and equity	$4,419.7	$3,939.7

COTT CORPORATION	EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	April 1, 2017	April 2, 2016

Operating Activities
Net loss	$(34.4)	$(1.4)
Depreciation & amortization	64.4	52.5
Amortization of financing fees	1.6	1.2
Amortization of senior notes premium	(1.6)	(1.4)
Share-based compensation expense	4.8	2.4
Benefit for deferred income taxes	(0.5)	(11.3)
Unrealized commodity hedging gain, net	(1.9)	-
Loss on extinguishment of debt	10.1	-
Loss on disposal of property, plant & equipment, net	1.4	0.9
Other non-cash items	0.4	(1.7)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(14.0)	(21.7)
Inventories	(26.6)	(3.3)
Prepaid expenses and other current assets	(13.2)	(4.4)
Other assets	0.5	2.4
Accounts payable and accrued liabilities, and other liabilities	3.3	(30.0)
Income taxes recoverable	0.7	(2.9)
Net cash used in operating activities	(5.0)	(18.7)

Investing Activities
Acquisitions, net of cash received	(5.0)	(44.4)
Additions to property, plant & equipment	(40.6)	(29.5)
Additions to intangible assets	(2.8)	(2.3)
Proceeds from sale of property, plant & equipment	5.4	2.7
Other investing activities	0.2	-
Net cash used in investing activities	(42.8)	(73.5)

Financing Activities
Payments of long-term debt	(203.3)	(1.1)
Issuance of long-term debt	750.0	-
Borrowings under ABL	772.9	497.2
Payments under ABL	(834.2)	(558.3)
Premiums and costs paid upon extinguishment of long-term debt	(7.2)	-
Financing fees	(9.4)	-
Distributions to non-controlling interests	(0.9)	(2.3)
Issuance of common shares	0.5	144.1
Common shares repurchased and cancelled	(1.8)	(1.1)
Dividends paid to common shareowners	(8.4)	(7.3)
Other financing activities	0.5	-
Net cash provided by financing activities	458.7	71.2

Effect of exchange rate changes on cash	1.5	(1.0)

Net increase (decrease) in cash, cash equivalents, and restricted cash	412.4	(22.0)

Cash, cash equivalents, and restricted cash, beginning of period	118.1	77.1

Cash, cash equivalents, and restricted cash, end of period	$530.5	$55.1

COTT CORPORATION							EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars)
Unaudited

For the Three Months Ended April 1, 2017
(in millions of U.S. dollars)	Water & Coffee Solutions	Cott North America	Cott U.K.	All Other	Corporate	Elimination	Total
Revenue, net
Private label retail	$21.4	$240.6	$38.3	$0.9	$-	$(0.4)	$300.8
Branded retail	19.1	22.6	29.5	0.9	-	(0.4)	71.7
Contract packaging	-	31.1	21.8	3.0	-	(1.9)	54.0
Home and office bottled water delivery	229.1	-	-	-	-	-	229.1
Coffee and tea services	165.6	-	0.6	-	-	-	166.2
Concentrate and other	60.3	6.8	4.0	6.7	-	(3.2)	74.6
Total	$495.5	$301.1	$94.2	$11.5	$-	$(5.9)	$896.4
Gross Profit [1]	$262.4	$33.2	$11.1	$3.9	$-	$-	$310.6
Gross Margin % [2]	53.0%	11.2%	11.8%	33.9%	-	-	34.6%
Operating income (loss)	$14.9	$1.1	$-	$1.6	$(6.8)	$-	$10.8
Depreciation and Amortization	$41.6	$17.8	$4.8	$0.2	$-	$-	$64.4

For the Three Months Ended April 2, 2016
(in millions of U.S. dollars)	Water & Coffee Solutions	Cott North America	Cott U.K.	All Other	Corporate	Elimination	Total
Revenue, net
Private label retail	$16.9	$248.5	$50.7	$0.5	$-	$(0.4)	$316.2
Branded retail	24.3	26.8	36.2	0.8	-	(0.3)	87.8
Contract packaging	-	31.4	28.3	4.7	-	(2.1)	62.3
Home and office bottled water delivery	162.0	-	-	-	-	-	162.0
Coffee and tea services	31.5	-	0.8	-	-	-	32.3
Concentrate and other	22.6	6.6	4.6	7.6	-	(3.6)	37.8
Total	$257.3	$313.3	$120.6	$13.6	$-	$(6.4)	$698.4
Gross Profit [1]	$154.4	$34.9	$19.7	$5.0	$-	$-	$214.0
Gross Margin % [2]	60.0%	11.4%	16.3%	36.8%	-	-	30.6%
Operating income (loss)	$5.7	$0.6	$9.9	$2.5	$(4.0)	$-	$14.7
Depreciation and Amortization	$28.4	$18.3	$5.5	$0.3	$-	$-	$52.5
[1] Gross profit from external revenues.
[2] Cott North America gross margin relative to external revenues.

COTT CORPORATION						EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	April 1, 2017
	Water & Coffee Solutions	Cott North America	Cott U.K.	All Other	Elimination	Cott 1
Change in revenue	$238.2	$(12.2)	$(26.4)	$(2.1)	$0.5	$198.0
Impact of foreign exchange [2]	$(0.5)	$(0.9)	$14.4	$0.4	$-	13.4
Change excluding foreign exchange	$237.7	$(13.1)	$(12.0)	$(1.7)	$0.5	$211.4
Percentage change in revenue	92.6%	-3.9%	-21.9%	-15.4%	-7.8%	28.4%
Percentage change in revenue excluding foreign exchange	92.4%	-4.2%	-10.0%	-12.5%	-7.8%	30.3%
[1]Cott includes the following reporting segments: Water & Coffee Services, Cott North America, Cott U.K. and All Other.
[2] Impact of foreign exchange is the difference between the current period revenue translated utilizing the current period average foreign exchange rates less the current period revenue translated utilizing the prior period average foreign exchange rates.

COTT CORPORATION		EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	April 1, 2017	April 2, 2016

Net loss attributed to Cott Corporation	$(36.4)	$(2.8)
Interest expense, net	35.7	27.8
Income tax expense (benefit)	1.1	(9.5)
Depreciation & amortization	64.4	52.5
Net income attributable to non-controlling interests	2.0	1.4
EBITDA	$66.8	$69.4

Acquisition and integration costs [1,3]	7.3	1.4
Share-based compensation expense [2,4]	3.6	2.0
Inventory step-up [5]	-	0.5
Unrealized commodity hedging gain, net [6]	(1.9)	-
Foreign exchange and other gains, net [7]	(1.4)	(2.6)
Loss on disposal of property, plant & equipment, net [8]	1.8	0.9
Loss on extinguishment of 2020 Notes [9]	10.1	-
Other adjustments [10]	1.8	1.3
Adjusted EBITDA	$88.1	$72.9
[1] Includes $1.2 million of share-based compensation costs for the three months ended April 1, 2017 related to awards granted in connection with the acquisition of our S&D and Eden businesses and $0.4 million of share-based compensation costs for the three months ended April 2, 2016 related to awards granted in connection with the acquisition of our DSS business.

[2] Effective quarter ended April 1, 2017, general share-based compensation expense as a part of annual compensation packages is included in adjustments to EBITDA, and prior periods presented have been updated to incorporate the change. This determination is based upon a review of peer companies and business practice among entities undergoing transformation within their operations.

	Location in Consolidated	Three Months Ended
	Statements Of Operations	April 1, 2017	April 2, 2016
		(Unaudited)
[3]Acquisition and integration costs	Acquisition and integration expenses	$7.3	$1.4
[4]Share-based compensation expense	Selling, general and administrative expenses	3.6	2.0
[5]Inventory step-up	Cost of sales	-	0.5
[6]Unrealized commodity hedging gain, net	Cost of sales	(1.9)	-
[7]Foreign exchange and other gains, net	Other expense (income), net	(1.4)	(2.6)
[8]Loss on disposal of property, plant & equipment, net	Loss on disposal of property, plant & equipment, net	1.8	0.9
[9]Loss on extinguishment of 2020 Notes	Other expense (income), net	10.1	-
[10]Other adjustments	Selling, general and administrative expenses	1.8	1.3

COTT CORPORATION		EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	April 1, 2017	April 2, 2016

Net cash used in operating activities	$(5.0)	$(18.7)
Less: Additions to property, plant, and equipment	(40.6)	(29.5)
Free Cash Flow	$(45.6)	$(48.2)

Plus:
Acquisition and integration cash costs	5.7	1.1
Adjusted Free Cash Flow	$(39.9)	$(47.1)

COTT CORPORATION		EXHIBIT 8
SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED NET LOSS
(in millions of U.S. dollars, except share and per share amounts)
Unaudited

	For the Three Months Ended
	April 1, 2017	April 2, 2016

Net loss attributed to Cott Corporation	$(36.4)	$(2.8)

Acquisition and integration costs	7.3	1.4
Inventory step-up	-	0.5
Unrealized commodity hedging gain, net	(1.9)	-
Foreign exchange and other gains, net	(1.4)	(2.6)
Loss on disposal of property, plant & equipment, net	1.8	0.9
Loss on extinguishment of 2020 Notes	10.1	-
Other adjustments[1]	2.6	1.3
Adjustments for tax effect [2]	(0.6)	(0.7)
Adjusted net loss attributed to Cott Corporation	$(18.5)	$(2.0)

Adjusted net loss per common share attributed to Cott Corporation
Basic	$(0.13)	$(0.02)
Diluted	$(0.13)	$(0.02)

Weighted average common shares outstanding (millions)
Basic	138.7	113.3
Diluted	138.7	113.3
[1] Includes $0.8 million of interest expense for the three months ended April 1, 2017 related to the debt refinancing of our 2020 Notes.
[2] Reflects tax effect of adjustments at the statutory tax rate within the applicable tax jurisdiction.

WATER & COFFEE SOLUTIONS REPORTING SEGMENT				EXHIBIT 9
SUPPLEMENTARY INFORMATION - OPERATING INCOME
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	April 1, 2017			April 2, 2016
	DSS	Eden + S&D	Water & Coffee Solutions	DSS
Revenue, net	$263.2	$232.3	$495.5	$257.3

Operating income	$7.8	$7.1	$14.9	$5.7

SOURCE Cott Corporation

View original content with multimedia: http://www.newswire.ca/en/releases/archive/May2017/04/c4378.html

%CIK: 0000884713

For further information: Jarrod Langhans, Investor Relations, Tel: (813) 313-1732, Investorrelations@cott.com

CO: Cott Corporation

CNW 06:55e 04-MAY-17